EXHIBIT 11.1

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                      Six Months Ended                Three Months Ended
                                                          March 31,                         March 31,
                                                   1997            1996              1997             1996
                                               -----------      -----------      -----------      -----------
Shares

Weighted average number of common
  shares outstanding                            13,234,930       11,341,864       13,579,433       11,391,780
Additional shares assuming conversion of:
    Stock Options                                  551,409          477,048          549,587          482,182
    Warrants                                          --             42,320             --             39,326
    Preferred Stock                                   --          1,000,000             --          1,000,000
                                               -----------      -----------      -----------      -----------

Weighted average shares outstanding             13,786,339       12,861,232       14,129,020       12,913,288
                                               ===========      ===========      ===========      ===========

Net Income                                     $ 4,005,165      $ 2,017,672      $ 2,437,032      $ 1,139,897
                                               ===========      ===========      ===========      ===========

Primary Earnings Per Share                     $      0.29      $      0.16      $      0.17      $      0.09
                                               ===========      ===========      ===========      ===========

     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.
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